Exhibit 99.1

For Immediate Release

Investor Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Media Contact:	Meghan Feeks
Argot Partners
212.600.1902
meghan@argotpartners.com

ENZON REPORTS 2010 RESULTS
--Pipeline development continues to advance as transformation to a biotechnology company is complete--

PISCATAWAY, NJ – February 17, 2011 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its fourth-quarter and full-year 2010 financial results. For the three months ended December 31, 2010, Enzon reported a loss from continuing operations of $10.4 million or $0.17 per diluted share, as compared to a loss from continuing operations of $14.6 million or $0.32 per diluted share for the fourth quarter of 2009. For the full year ended December 31, 2010, Enzon reported a loss from continuing operations of $3.6 million or $0.06 per diluted share, compared to a loss from continuing operations of $57.2 million or $1.26 per diluted share for the full year ended December 31, 2009.

“Divestiture of the specialty pharmaceutical business and the subsequent operational restructuring in 2010 has enabled a return of value to shareholders while positioning Enzon to build value through its focused oncology development strategy,” said Alex Denner, Chairman of the Board.

“In an effort to maximize operational efficiencies, we have implemented a number of cost-saving measures including two strategic restructuring initiatives and consolidating all operations from Bridgewater into Piscataway, minimizing our cash burn,” said Ralph del Campo, Chief Operating Officer.

2010 Highlights

•

Completed transformation from a biopharmaceutical company with research and development, manufacturing and marketing operations to a biotechnology company focused on advancing the Company’s PEG-SN38 and locked nucleic acid (LNA) research and development programs.

•	Initiated enrollment in a Phase II PEG-SN38 study for patients with metastatic breast cancer.

•	Investigational New Drug application (IND) for the androgen receptor (AR) antagonist was filed and accepted.
•	Entered into collaboration arrangement with the National Cancer Institute for PEG-SN38 and hypoxia-inducible factor-1α (HIF-1α) antagonist programs.
•	Completed a $50.0 million common share repurchase program and initiated a $200.0 million share repurchase program.
•	Awarded a $1.2 million grant as part of the U.S. government’s Qualifying Therapeutic Discovery Projects Program.

2011 Outlook and Goals

In 2011, Enzon will continue to focus on advancing the development of its novel compounds. These efforts will include ongoing enrollment of patients in the PEG-SN38 Phase II studies for colorectal and breast cancer and the Phase I study evaluating PEG-SN38 in pediatric patients with cancer. Enzon also will continue to advance and explore development opportunities for LNA compounds, including the HIF-1α, Survivin and AR antagonists. Enzon’s transitional support activities to the purchaser of the specialty pharmaceutical business are nearing completion. In January 2011, Enzon received notice that the sBLA related to SS Oncaspar had been approved, leading to the receipt of a $5.0 million milestone payment in 2011 from the purchaser of the specialty pharmaceutical business.

Summary of Financial Results

Revenues
The following table reflects the revenues for each of the three-month and twelve-month periods ended December 31, 2010 and 2009.

	Three Months Ended (in millions)			Twelve Months Ended (in millions)

	December 31,		% Change	December 31,		% Change

	2010	2009		2010	2009

Royalties	$10.6	$12.2	(13)	$44.9	$51.4	(13)
Sale of in-process R&D	—	—	—	40.9	—	n.m.
Contract R&D (1)	1.8	—	n.m.	9.3	—	n.m.
Miscellaneous (1)	0.1	—	n.m.	2.7	—	n.m.

Total Revenues	$12.5	$12.2	n.m.	$97.8	$51.4	n.m.

n.m. – not meaningful
(1) Primarily revenues received in connection with transitional services related to the sale of the specialty pharmaceutical business.

Royalty Revenue

Royalty revenue declined approximately 13 percent in 2010 compared to 2009 for both the quarter and the full year. This was primarily the result of declining sales of PEGINTRON, marketed by Merck & Co., Inc. Enzon’s share of royalty revenue related to PEGINTRON was down 16 percent for the quarter and 11 percent for the year. The remaining reduction in royalty revenues for the quarter and full year was due to the absence of Pegasys royalties in 2010 partially offset by CIMZIA growth and the first-time recognition of royalties on certain sales of the divested products, Oncaspar and Adagen.

Research and Development
The Company’s research and development expenses related to its current portfolio were $14.0 million for the three months ended December 31, 2010, as compared to $11.3 million for the three months ended December 31, 2009. The increase was primarily due to the continued advancement of Phase II studies for PEG-SN38. For the full year 2010, research and development spending related to the current portfolio was $49.9 million as compared to $45.6 million in 2009. In addition to spending related to the PEG-SN38 Phase II studies, the Company also increased spending in 2010 on activities supporting the filing of an IND for the AR antagonist which was accepted in October 2010, and the expenditure of $7.0 million in milestone payments related to ongoing advancement of its LNA targets compared to $3.0 million of milestones paid in 2009.

General and Administrative
General and administrative expenses decreased to $4.9 million for the three months ended December 31, 2010, as compared to $10.2 million for the same period in 2009. For the full year of 2010, the Company incurred general and administrative expenses of $25.4 million versus $37.6 million in 2009. Expenses were reduced in 2010 compared to 2009 as a result of ongoing cost containment efforts and the contraction of corporate services and overhead costs associated with the first-quarter 2010 sale of the specialty pharmaceutical business. The restructuring program implemented during the first quarter of 2010 and the resulting reduction in employees resulted in lower payroll costs during the latter half of the year. The December 2010 restructuring is expected to reduce payroll costs in the latter half of 2011.

Research and Development and General and Administrative Expenses Related to Divested Business
Prior to the sale of the specialty pharmaceutical business, the Company incurred research and development expenses related to the marketed products that were divested in the sale. Subsequently, the Company incurred expenses in support of the transitional services it was providing to the purchaser of the business for both research and development efforts and general and administrative support. Compensation for these services, including a mark-up, is reflected in revenues – contract research and development and miscellaneous income. The related expenses have been reported separately from those of the Company’s research and development pipeline and ongoing general and administrative expenses as contracted services.

Restructuring Charge
The Company incurred restructuring costs totaling $3.0 million in the fourth quarter of 2010 and $14.0 million for the full year as it continued to streamline operations and enhance efficiencies. The Company recognized $0.7 million related to severance costs in 2009. The majority of the expense related to employee separation benefits while the remainder related to a contractual lease commitment and write-off of certain leasehold improvements. During the first quarter of 2010, a workforce reduction involving 64 employees resulted in an expense of $6.1 million for separation costs for employees affected by the sale of the specialty pharmaceutical business. The Company also expensed $3.6 million for severance payments and benefits that were payable to the Company’s former CEO who resigned during the first quarter of 2010. The fourth-quarter 2010 restructuring, which will result in the termination of 33 employees resulted in restructuring costs totaling $3.0 million that were recognized at the time the affected employees were notified. The majority of the terminations related to the December 2010 restructuring will occur during the first quarter of 2011, and separation payments will be made for up to one year following the respective terminations.

Other Income (Expense)
Net other income (expense) comprises investment income, interest expense, and other non-operating items. The Company reported net other income of approximately $0.1 million for the three months ended December 31, 2010, and net other expense of $1.8 million for the same period ended in 2009. For the full year of 2010, net other expense was $3.4 million compared to net other expense of $2.2 million in 2009. During 2010, $115.5 million of the Company’s convertible notes were converted into shares of common stock in connection with the sale of the specialty pharmaceutical business, significantly reducing interest expense for the year. In 2009, the Company purchased $20.4 million of its convertible notes at a significant discount to par. This resulted in a gain of $4.5 million and a reduction in interest expense of $1.2 million in 2009. The decreases in interest expense were somewhat offset by a decrease in investment income. The Company recognized an impairment of one of its investment holdings during 2010 in the amount of $0.9 million. In the fourth quarter of 2010, the Company received a $1.2 million grant from the federal government related to the Qualifying Therapeutic Discovery Project Program.

Income Tax Benefit
During 2010, the Company recorded net tax benefits of $0.3 million compared to $2.1 million in 2009. The net tax benefits in 2010 included a reduction of foreign taxes due to a transfer price adjustment and a tax benefit for research and development and AMT tax credits in lieu of bonus depreciation. The net tax benefits in 2009 included a reimbursement related to a net operating loss carrybacks and a transfer price adjustment.

Cash and Investments
Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $460.1 million as of December 31, 2010, as compared to $199.7 million as of December 31, 2009. The sale of the specialty pharmaceutical business in 2010 was the single largest reason for the rise in cash reserves. The sale contributed approximately $300.0 million of cash, inclusive of the $40.9 million of proceeds related to the sale of in-process research and development. The Company expended approximately $48.0 million during 2010 and $2.0 million during December 2009 to repurchase a combined total of 4.7 million shares of the Company’s outstanding common stock pursuant to a $50.0 million share repurchase plan announced on December 3, 2009. In late December 2010, the Company initiated a $200.0 million common stock repurchase program against which purchases of $0.4 million were made in 2010. Partially offsetting these cash expenditures during 2010, approximately $28.8 million of cash was received as the result of employee exercises of stock options, net of withholding taxes. During 2009, the Company expended approximately $15.6 million to purchase its convertible notes.

Discontinued Operations
Prior-year results of operations of the divested specialty pharmaceutical business were reclassified and reported as discontinued operations. The net gain on the sale, excluding $40.9 million reported in continuing operations as operating revenue from the sale of in-process research and development, amounted to $175.4 million and was recorded in discontinued operations. Research and development activities related to the Company’s divested products continued through the date of the divestiture and are reported as part of continuing operations in both 2010 and 2009. Subsequent to the sale, the Company continued to provide research and development support to the acquiring company related to the divested products and was compensated for the work.

Adjusted Financial Results
For the twelve months ended December 31, 2010, Enzon reported an adjusted loss from continuing operations of $34.3 million or $0.59 per diluted share, as compared to an adjusted loss from continuing operations of $36.4 million or $0.81 per diluted share for the full year ended December 31, 2009.

Reconciliation of GAAP Loss from Continuing Operations to Adjusted Loss from Continuing Operations
The following table reconciles the Company’s loss and loss per diluted share from continuing operations as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted loss and loss per diluted share from continuing operations for the twelve months ended December 31, 2010 and 2009:

	Twelve Months Ended 12/31/10		Twelve Months Ended 12/31/09

	(In thousands, except per-share data)		(In thousands, except per-share data)
	Loss from continuing operations	Per diluted share	Loss from continuing operations	Per diluted share

GAAP loss from continuing operations	$(3,600)	$(0.06)	$(57,202)	$(1.26)
Net adjustments to GAAP: (7)
Sale of in-process research and development (1)	(40,900)	(0.70)	—	—
Restructuring charges (2)	14,026	0.24	693	0.01
QTDP Grant (3)	(1,222)	(0.02)	—	—
Transition services revenues (4)	(11,711)	(0.20)	—	—
Specialty and contracted services research and development expense (4)	7,135	0.12	24,587	0.54
Contracted general and administrative expense (4)	1,957	0.03	—	—
Net realized gain related to the repurchase of debt (5)	—	—	(4,501)	(0.10)

Adjusted loss from continuing operations (6)	$(34,315)	$(0.59)	$(36,423)	$(0.81)

Basic and diluted shares outstanding		58,466		45,186

(1)	Adjusted financial results exclude the sale of in-process research and development associated with the sale of the Company’s specialty pharmaceutical business.
(2)

Adjusted financial results exclude restructuring charges incurred in both years primarily related to severance charges for employees terminated either directly or indirectly due to the sale of the specialty pharmaceutical business. Also included in the total for 2010 were severance paid to the former CEO and the write-off of certain leasehold improvements located in excess corporate office space.

(3)	Adjusted financial results exclude the award of a $1.2 million Qualifying Therapeutic Discovery Project Grant from the U.S. government.
(4)

Adjusted financial results exclude revenues received from the transition services agreement the Company has with the purchaser of the specialty pharmaceutical business, as they are not long-term in nature ($9,273 research and development and $2,438 general and administrative). For the same reason, the underlying expenses incurred by the Company in support of these transitional services are excluded, as are the expenses the Company incurred in 2009 and January 2010 in research and development related to divested products.
(5)

Adjusted financial results exclude gains related to the 2009 repurchase of the Company’s 4% notes at a discount to par (plus accrued interest), partially offset by the write-off of related deferred debt issuance costs.

(6)

Adjusted loss and adjusted loss per diluted share from continuing operations, as the Company defines them, may differ from similarly named measures used by other entities and consequently could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted loss and adjusted loss per diluted share from continuing operations reflecting adjustments for certain items that the Company deems to be non-recurring.

(7)	Adjustments have not been tax-effected due to an estimated annual effective tax rate of zero.

Conference Call and Webcast
Enzon will be hosting a conference call on Thursday, February 17, 2011 at 5:00 pm Eastern time (ET). All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 561-2748
International Dial-In Number:	(720) 545-0044
Access Code:	Enzon

The call will also be available via live audio webcast on the Enzon website, by going to the ‘Calendar of Events’ page in the ‘Investors’ section. Listeners should go to the website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast also will be available following the call. The rebroadcast will begin on Thursday, February 17, 2011 at approximately 8:00 pm ET and end on Thursday, February 24, 2011 at approximately 11:59 pm ET. The call may be accessed using the following information:

Domestic Dial-In Number:	(800) 642 - 1687
International Dial-In Number:	(706) 645 - 9291
Conference ID:	43332453

About Enzon

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for cancer patients with high unmet medical needs. Enzon’s drug-development programs utilize two platforms - Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in clinical development and multiple novel LNA targets in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s website at www.enzon.com.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates, the ability to obtain regulatory approval of Enzon’s product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of and demand for Enzon’s product candidates, and the impact of competitiive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in Enzon’s filings with the U.S. Securities and Exchange Commission, including Enzon’s most recent Annual Report on Form 10-K for the year ended December 31, 2009. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended December 31, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	December 31, 2010	December 31, 2009

Revenues:
Royalties	$10,549	$12,193
Contract research and development	1,845	—
Miscellaneous income	124	—

Total revenues	12,518	12,193

Operating expenses:
Research and development	14,031	11,307
Research and development – specialty and contracted services	1,120	5,137
General and administrative	4,906	10,226
General and administrative – contracted services	50	—
Restructuring charge	2,974	—

Total costs and expenses	23,081	26,670

Operating loss	(10,563)	(14,477)

Other income (expense):
Investment income, net	573	1,045
Interest expense	(1,480)	(2,751)
Other, net	1,040	(50)

	133	(1,756)

Loss from continuing operations before income tax benefit	(10,430)	(16,233)

Income tax benefit	(1)	(1,629)

Loss from continuing operations	(10,429)	(14,604)
Income from discontinued operations, net of income tax	—	14,040

Net loss	$(10,429)	$(564)

Loss per common share – continuing operations – basic and diluted	$(0.17)	$(0.32)

Earnings per common share – discontinued operations – basic and diluted	$(0.00)	$0.31

Net loss per common share – basic and diluted	$(0.17)	$(0.01)

Weighted average shares – basic and diluted	59,747	45,394

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Twelve Months ended December 31, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	December 31, 2010	December 31, 2009

Revenues:
Royalties	$44,940	$51,408
Sale of in-process research and development	40,900	—
Contract research and development	9,273	—
Miscellaneous income	2,752	—

Total revenues	97,865	51,408

Operating expenses:
Research and development	49,883	45,639
Research and development – specialty and contracted services	7,135	24,587
General and administrative	25,439	37,582
General and administrative – contracted services	1,957	—
Restructuring charge	14,026	693

Total costs and expenses	98,440	108,501

Operating loss	(575)	(57,093)

Other income (expense):
Investment income, net	3,465	4,312
Interest expense	(7,115)	(11,514)
Other-than-temporary investment impairment loss	(896)	—
Other, net	1,184	5,008

	(3,362)	(2,194)

Loss from continuing operations before income tax benefit	(3,937)	(59,287)

Income tax benefit	(337)	(2,085)

Loss from continuing operations	(3,600)	(57,202)

Income and gain from discontinued operations, net of income tax	179,002	57,885

Net income	$175,402	$683

Loss per common share – continuing operations – basic and diluted	$(0.06)	$(1.26)

Earnings per common share – discontinued operations – basic and diluted	$3.06	$1.28

Net income per common share – basic and diluted	$3.00	$0.02

Weighted average shares – basic and diluted	58,466	45,186

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2010 and 2009
(In thousands)
(Unaudited)

	December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and short-term investments	$428,700	$104,110
Other current assets	5,916	6,928
Current assets of discontinued operations	—	34,174

Total current assets	434,616	145,212

Property and equipment, net	21,574	26,534

Other assets:
Marketable securities	31,394	95,636
Other assets	1,273	2,863
Noncurrent assets of discontinued operations	—	62,504

Total other assets	32,667	161,003

Total assets	$488,857	$332,749

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$18,387	$11,728
Current liabilities of discontinued operations	—	13,269

Total current liabilities	18,387	24,997

Notes payable	134,499	250,050
Other liabilities	4,114	4,419

Total liabilities	157,000	279,466

Stockholders’ equity	331,857	53,283

Total liabilities and stockholders’ equity	$488,857	$332,749

Common shares outstanding	58,818	45,318